Exhibit 99.2

1155 Battery Street, San Francisco, CA 94111

Investor Contact: Allison Malkin Integrated Corporate Relations, Inc. (203) 682-8200

Media Contact: Jeff Beckman Levi Strauss & Co. (415) 501-3317
LEVI STRAUSS & CO. ENTERS INTO COMMITMENT FOR
NEW $325 MILLION SENIOR UNSECURED TERM LOAN
TO BE USED TO REDEEM FLOATING RATE SENIOR NOTES DUE 2012
SAN FRANCISCO (March 1, 2007) — Levi Strauss & Co. (LS&CO.) today announced that it has entered into a binding commitment with Banc of America Securities LLC (“BAS”) and Goldman Sachs Credit Partners L.P. (“GSCP”), as joint lead arrangers and joint book managers, with respect to a new seven-year $325.0 million senior unsecured term loan facility. The company expects, subject to certain conditions, to enter into a definitive term loan agreement with the joint lead arrangers, their affiliates and other potential lenders by mid-March.
The company intends to use the gross proceeds from the new term loan, plus cash on hand of approximately $69.0 million, to redeem in full its outstanding $380.0 million floating rate notes due 2012 and to pay related redemption premiums, transaction fees and expenses. Pursuant to the terms of the indenture relating to the floating rate notes, the floating rate notes become redeemable on April 1, 2007 at a price of 102% of par. The company intends to issue the redemption notice in the near future and to redeem the floating rate notes shortly after the notes become redeemable. This announcement does not constitute a notice of redemption with respect to the floating rate notes.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the Management’s Discussion and Analysis — “Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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